                                                                   Exhibit 10(b)
                                                                  EXECUTION COPY







                             DISTRIBUTION AGREEMENT

                                  by and among

                         BAXTER HEALTHCARE CORPORATION
                                  as Supplier

                                      and

                                VWR CORPORATION
                                 as Distributor



                               September 15, 1995

TABLE OF CONTENTS

1.   Definitions.........................................................    1

2.   Distribution Rights.................................................    3

3.   Term................................................................    5

4.   Minimum Purchase Requirements.......................................    5

5.   Prices..............................................................    7

6.   Distributor's Duties................................................    9

7.   Supplier's Duties...................................................   12

8.   Trademarks..........................................................   16

9.   Termination.........................................................   17

10.  Procedures on Expiration or Termination.............................   18

11.  Force Majeure.......................................................   19

12.  Confidentiality.....................................................   19

13.  Third Party Claims..................................................   20

14.  Miscellaneous Provisions............................................   22

15.  Assignment..........................................................   24

16.  Counterparts........................................................   25



                                LIST OF EXHIBITS


Exhibit A   Products and Prices
Exhibit B   Distributor's Minimum Purchase Requirements for U.S. Sales
Exhibit C   Distributor's Minimum Purchase Requirements for International
            Incremental Sales
Exhibit D   VWR's Purchase Goals

                                       i
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                             DISTRIBUTION AGREEMENT
                             ----------------------


          This DISTRIBUTION AGREEMENT ("Agreement"), dated as of September 15, 1995, by and among BAXTER HEALTHCARE CORPORATION, a Delaware corporation with its principal offices at One Baxter Parkway, Deerfield, Illinois 60015 (hereinafter called the "Supplier") and VWR CORPORATION, a Pennsylvania corporation with its principal office at 1310 Goshen Parkway, West Chester, Pennsylvania 19380 (hereinafter called "Distributor").

                                    RECITALS
                                    --------

          1. Distributor, Supplier, and EM Laboratories, Incorporated, a New York corporation ("EM"), have entered into an Asset Purchase Agreement dated as of May 24, 1995, as amended on September 15, 1995, pursuant to which Supplier has sold to Distributor, and Distributor has purchased from Supplier, certain of the assets and business of Supplier's "Industrial Distribution Business," as defined in the Asset Purchase Agreement.

          2. This Agreement is a condition to the consummation of the transactions contemplated by the Asset Purchase Agreement.

                                   AGREEMENT
                                   ---------

          In consideration of the Asset Purchase Agreement and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Supplier and Distributor agree as follows:

1.   Definitions.

     1.1 "Affiliate" shall mean any person, firm or corporation controlling, controlled by or under direct or indirect common control with a party hereto. For the purpose of this definition, the term "control" means the power to direct the management or policies of a party, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     1.2 "Contract Year" shall mean the period commencing on October 1 and ending on September 30 in each year during the Term, provided that there shall be a "Stub Period" beginning on the date hereof and ending on September 30, 1995.

     1.3 "Industrial Customers" shall mean customers who purchase the Products for use in laboratories, production plants, and other facilities in all cases not involved in the care of human patients or the diagnosis of disease or defect for the purpose of care of human patients, including, without limitation, analytical, research and development laboratories, educational institutions, environmental testing laboratories, clean room facilities, biotechnology and pharmaceutical research and production facilities, medical device manufacturers, electronic and semiconductor manufacturers, and government research facilities.

     1.4 "Minimum Purchase Requirement" shall mean the aggregate minimum dollar volume of the Products purchased by Distributor during each Contract Year determined in accordance with Section 4 herein, including any orders placed but not filled at least 30 days prior to the end of any such Contract Year.

     1.5 "Person" shall mean an individual, corporation, partnership, unincorporated syndicate, unincorporated organization, trust, trustee, executor, administrator or other legal representative, governmental authority or agency, or any group or combination thereof.

     1.6 "Products" shall mean the products and accessories listed in Exhibit A hereto together with the parts and components necessary for the repair and replacement thereof, provided that Supplier may, upon 30 days written notice to
Distributor: (a) add the Products to Exhibit A which have uses or applications similar to any Products set forth in Exhibit A; or (b) delete from Exhibit A and this Agreement any Product, the manufacture and sale of which has been generally discontinued by Supplier. Exhibit A shall be deemed to be amended to reflect any such Product additions or deletions without any further act by any party hereto. Exhibit A, as amended and supplemented from time to time, is incorporated by reference herein and forms part of this Agreement.

     1.7 "Term" shall mean the period of time specified in Section 3 hereof, including any and all renewals thereof.

     1.8  "Territory" shall mean the world (excluding Canada and Japan).

     1.9 "United States" shall mean the United States, excepting Puerto Rico and other territories and possessions of the United States.

 2.  Distribution Rights.

     2.1 During the Term, as defined herein, Supplier hereby grants to Distributor, and Distributor accepts the right to sell and distribute the Products only to Industrial Customers in the Territory for non-patient use subject to the terms and conditions stated herein. Distributor may grant to EM or its Affiliates the rights to distribute the Products outside the United States, provided that with respect to such distribution, EM shall be subject to all of Distributor's duties and obligations hereunder (except for the Minimum Purchase Requirements) and Distributor shall remain fully liable for EM's performance of such duties and obligations. During the Term, except as otherwise provided in Section 2.3, Supplier and its Affiliates shall distribute the Products to Industrial Customers in the United States only through Distributor pursuant to this Agreement. This Agreement shall in no way limit the right of Supplier and its Affiliates to distribute Products to Industrial Customers outside the United States, provided that any sales by Supplier or its Affiliates to Industrial Customers within the Territory but outside the United States shall be credited against the Minimum Purchase Requirements for incremental international sales for the applicable Contract Year or Stub Period.

     2.2 Distributor hereby accepts such grant of distribution rights. Distributor represents and warrants that it shall not sell or distribute the Products other than as provided for herein. Distributor hereby agrees that during the Term:

          2.2.1 none of Distributor or its respective Affiliates, or any other Person on its or their behalf, shall sell, solicit orders for or otherwise distribute any Product, directly or indirectly through distributors, agents or otherwise, to or from any customer or any Affiliate of any customer: (a) located outside of the Territory; (b) that is not an Industrial Customer; or (c) for any use other than non-patient use;

          2.2.2 Distributor may distribute Products in the Territory through sub-distributors provided that the dollar volume of Products sold to sub-distributors in the United States in any Contract Year does not exceed 15% of the dollar volume of all Products sold by Distributor during such Contract Year in the United States;

          2.2.3 Distributor may distribute Products in the Territory through EM acting as a sub-
                   distributor provided that the dollar volume of Products sold to EM in the United States shall not be counted as sales to a sub-distributor for purposes of the calculation described in
                   Section 2.2.2 regarding the percentage dollar volume of Products sold to sub-distributors in the United States in a given Contract Year; and

         2.2.4 Supplier shall not be responsible to the extent Distributor grants any warranty, service contract or similar right with respect to the Products that is different from or additional to the warranty set forth in Section 7.7 herein without the prior written consent of Supplier, which consent may be withheld by Supplier in its sole discretion. To the extent that Distributor or any of its Affiliates grants, or is deemed to have granted, any such warranty or right, Distributor shall be solely responsible therefor, it being understood that the purpose of this sentence is to allocate responsibility between Distributor and Supplier and not with respect to any other party.

 2.3     Distributor acknowledges and agrees that:

         2.3.1 this Agreement shall not prohibit Supplier or its Affiliates from distributing the Products to Industrial Customers within the United States otherwise than through Distributor to the extent that Distributor shall be unable to so distribute the Products by reason of any matter referred to in Section 11 or if Distributor is otherwise prohibited from selling, or unable to sell, the Products to any customer or class of customers, provided that such sales shall be credited against the Minimum Purchase Requirements for the applicable Contract Year or Stub Period;

         2.3.2 Supplier may continue to distribute the Products in the United States to Industrial Customers during the Term: (a) by any means by which Supplier distributed the Products, other than through the Industrial Distribution Business, prior to the date of this Agreement; or (b) through sub-distributors used by Supplier prior to the date of this Agreement; and

            2.3.3 Supplier may: (a) continue to sell and distribute the Products in the United States via any means to customers other than Industrial Customers; (b) sell and distribute the Products to any customer in the United States for non-patient use if such customer conditions any sale or distribution of the Products by Supplier for patient treatment on the sale or distribution of the Products for non-patient use, provided that any such sales shall be credited against the Minimum Purchase Requirements for the applicable Contract Year or Stub Period; (c) sell and distribute the Products to its Affiliates provided that such sale and distribution is for internal use only and not for resale, and Distributor shall assist Supplier in connection with such sales and distribution; (d) continue to sell and distribute the Products to third parties who will include such Products as components of kits used to perform any test or procedure; and
                   (e) continue to sell and distribute any Product to any Industrial Customer in the United States to the extent necessitated by Supplier's inability to assign to Distributor any contract or agreement with an Industrial Customer pursuant to the Asset Purchase Agreement, provided that such sales shall be credited against Distributor's Minimum Purchase Requirements in the applicable Contract Year or Stub Period.

3.   Term.

            The initial term ("Term") of this Agreement shall begin on the date of this Agreement and end on September 30, 2000; provided that the Term shall be automatically renewed for additional and successive periods of one year each, unless and until such initial or additional Term is terminated as provided in
Section 9 of this Agreement.

4.   Minimum Purchase Requirements.

     4.1 Supplier and Distributor acknowledge and agree that the Minimum Purchase Requirements for Products for the Stub Period and the first five Contract Years are set forth in Exhibits B and C. The total Minimum Purchase Requirement for Distributor's U.S. sales for each Contract Year and the Stub Period shall be the sum of the Base amount plus the Incremental amount listed on Exhibit B for each such Contract Year or Stub Period. The total Minimum Purchase Requirement for Distributor's international sales for each Contract Year and the Stub Period is the incremental amount listed on Exhibit C.

     4.2 The Minimum Purchase Requirements for each Contract Year after the fifth Contract Year, if any, shall be reviewed and established by Distributor and Supplier on an annual basis through good faith negotiations which shall begin six months prior to the beginning of each such Contract Year and be completed at least 60 days prior to the beginning of the applicable Contract Year, provided that in no event shall any Minimum Purchase Requirement for any Contract Year be less than such Minimum Purchase Requirement for the previous Contract Year.

     4.3 In the event that the actual dollar amount of the Products purchased by Distributor in any Contract Year or the Stub Period (the "Actual Purchase Amount") is less than any Minimum Purchase Requirement for such Contract Year or Stub Period, Distributor shall, within 30 days after the end of such Contract Year or Stub Period, either: (a) pay to Supplier as liquidated damages the difference between the Minimum Purchase Requirement and the Actual Purchase Amount (the "Purchase Shortfall"); or (b) order and pay for Products in a dollar amount equal to such Purchase Shortfall.

     4.4 Notwithstanding anything to the contrary contained herein, the parties agree that if, at the end of the third Contract Year, Supplier determines, in its sole and absolute discretion, that there has been a significant change in manufacturing processes in clean room environments since the date of this Agreement, Supplier shall propose revised Minimum Purchase Requirements for the fourth and fifth Contract Years to address such change.

     4.5 If with respect to Distributor's international sales: (a) Distributor's actual sales during any Contract Year are greater than or less than (b) the Minimum Purchase Requirement for such Contract Year as set forth in Exhibit C, the Minimum Purchase Requirement for the following Contract Year shall be adjusted upward (in the event such sales are greater) or downward (in the event such sales are less) by the percentage of such shortfall or overage.

     4.6 During the first Contract Year and the Stub Period, the mix of Distributor's purchases of Products shall be of similar proportion to the mix of such Products sold by the Industrial Distribution Business in 1994. After the first Contract Year, the mix of Distributor's purchases of Products shall be of similar proportion to the mix of such Products purchased by Distributor during the immediately preceding Contract Year. Twice during each Contract Year, the parties shall meet to determine whether the mix of Distributor's purchases of Products varies by more than 10% of the mix from the period against which such Contract Year is measured. If Supplier's margin is adversely affected by such mix, Supplier shall have the right to revise and adjust margins in order to eliminate any detrimental effect from such mix on future sales.

     4.7 During the Stub Period and the first Contract Year, Distributor shall use good faith efforts to achieve the purchase goals specified in Exhibit D, provided, however, that Distributor shall incur no liability for its failure to achieve any such purchase goals in excess of any Minimum Purchase Requirements.

     4.8 Within 30 days after the Stub Period and on or prior to the end of each Contract Year, Supplier shall provide to Distributor a report containing any credits which should reduce Distributor's Minimum Purchase Requirements hereunder arising from sales by Supplier or any of its Affiliates to Industrial Customers during such Stub Period or the first eleven months of the Contract Year and an estimate of the credits for the twelfth month of such year. Within 30 days after the end of each Contract Year, Supplier shall provide to Distributor a final report covering the Contract Year and appropriate adjustments shall be made.

5.   Prices.

     5.1 The prices for each Product sold by Supplier to Distributor under this Agreement shall be the price set forth opposite such Product in Exhibit A. Supplier may increase or decrease the price of any Product upon not less than 60 days written notice to Distributor effective on the first day of any calendar year, provided that such price increase shall be based upon the constant volume "standard to standard" cost change for Supplier's manufacturing units producing the Pharmaseal and Convertors Products. Any such notice shall contain the specific price change for each Product affected by the notice. Upon the first day of the calendar year immediately following the expiration of such 60 day period, Exhibit A shall be deemed to be amended to reflect the price increases and/or decreases contained in such notice without any further act by any party hereto. Supplier shall honor Distributor's purchase orders received by Supplier prior to Distributor's receipt of any such notice at the prices in effect when such orders were received. Distributor agrees that the dollar volume of its Product purchases during the 60 days prior to the effective date of a price change shall not exceed 20% of the dollar volume of Distributor's Product purchases during the preceding 10 months, except that such 20% limit shall not apply to purchases made by Distributor for the sole purpose of achieving any Minimum Purchase Requirement.

         5.1.1 If Distributor exceeds the Minimum Purchase Requirement for the Stub Period listed on Exhibit B, Supplier shall pay Distributor a rebate of 5.9% times the net purchase price of all Products purchased during such Stub Period in excess of such Minimum Purchase Requirement.

         5.1.2 Beginning on October 1, 1995, if at any time during any of the first three calendar quarters of any Contract Year, Distributor purchases from Supplier more than $12,000,000 of Products, Supplier shall pay Distributor a rebate of 5.9% times the net purchase price of all Products purchased during such quarter in excess of $12,000,000 subject to Section 5.1.3.

         5.1.3 After the end of each Contract Year Supplier shall calculate Distributor's total net purchases of Products and Distributor shall be entitled to a rebate of 5.9% times the net purchase price of all Products purchased during such Contract Year in excess of $48,000,000. If the rebates due Distributor for such Contract Year exceed the rebates paid to Distributor during the Contract Year, pursuant to Section 5.1.2 Supplier shall pay Distributor such remaining rebate due Distributor. To the extent rebates paid for the Contract Year pursuant to
                   Section 5.1.2 exceed the total due to Distributor for such Contract Year, Distributor shall repay to Supplier the rebate overpayment. If Distributor's total net purchases of Products during such Contract Year totalled less than $48,000,000, Distributor shall repay all rebates paid by Supplier for the Contract Year pursuant to Section 5.1.2.

         5.1.4 All rebates due Distributor shall be paid within fifteen (15) days after the end of the applicable quarter. All rebate repayments due to Supplier shall be paid within fifteen (15) days after the date of Supplier's invoice for any repayments due.

  5.2 Distributor shall have the exclusive right to establish and control prices on the Products sold to its customers.

     5.3 The prices for the Products sold by Supplier to Distributor shall not include any transportation expenses, customs duties, sales tax, goods and services tax or any other sales, use, inventory, delivery, value added or like taxes of any federal, state or local government in the Territory or anywhere else, however imposed. Distributor shall be responsible for all such expenses, duties and taxes and shall pay Supplier any and all taxes which Supplier is required to collect or pay with respect to the sale to Distributor, of the Products pursuant to this Agreement.

6.   Distributor's Duties.

     During the Term, Distributor shall maintain the facilities and personnel necessary to distribute the Products as provided for hereunder, including without limitation the facilities and personnel necessary to:

     6.1 continue to supply the Products to existing customers of the Industrial Distribution Business in the Territory pursuant to all contracts, commitments, and other arrangements between Supplier and Industrial Customers in effect as of the date of execution of this Agreement.

     6.2 submit its orders for the Products on its standard purchase order form, provided that notwithstanding any terms or provisions of such purchase order, the terms and conditions of this Agreement shall apply to each such purchase order;

     6.3 pay for such orders on Supplier's terms of payment net 30 days from the date of invoice;

     6.4 actively advertise, promote and distribute the Products by methods which in Distributor's reasonable judgment are best suited for the sale of such Products, including, without limitation, the following:

            6.4.1 promptly respond to customer requests for Product information and samples and promptly deliver demonstration equipment to customers' facilities and redeliver such equipment to Supplier in accordance with Supplier's reasonable instructions;

            6.4.2 provide instruction to customers in the use and routine handling of the Products;

            6.4.3 promptly replace any Products whose expiration date has expired, in each case at Distributor's cost and expense unless the replacement was necessary because of a breach by Supplier of any of Supplier's duties hereunder;

         6.4.4     promptly and courteously resolve billing disputes;

         6.4.5 highlight the Products in Distributor's catalogues and other promotional materials;

         6.4.6 display the Products at trade shows and at Distributor's national and regional sales meetings;

         6.4.7 promptly share with Supplier all information in Distributor's possession about the Products and their ability to compete and customer's needs; and

         6.4.8 provide sales, marketing and promotional support with respect to the Products that is no less extensive than the support provided by Distributor with respect to any other similar product line.

  6.5 use trademarks and trade names connoting Supplier only in connection with the Products sold in the Territory and subject to all terms of this Agreement, including but not limited to Section 8 hereof;

  6.6 provide appropriate training with respect to the Products for Distributor's sales representatives;

  6.7 after the expiration of the Services Agreement between the parties dated as of the date hereof with respect to any Region, as defined therein, stock inventories of the Products in quantities which are sufficient to achieve a fulfillment rate acceptable to customers in the Territory;

  6.8 deliver Products that have an expiration date to customers with a minimum shelf life acceptable to customers;

  6.9 store Products only in a manner consistent with applicable manufacturer's specifications in order to prevent damage to or deterioration of the Products;

  6.10 give Supplier 30 days written notice of any and all proposed returns of Products and Distributor shall not return any Products without Supplier's prior written approval, provided that during any Contract Year, Distributor may exchange with Supplier up to $100,000 of Products (provided that if any such Product has an expiration date such return shall be made at least 60 days prior to such expiration date) for $100,000 of alternate Products;

     6.11 offer to its sales representatives incentives with respect to the Products that are no less favorable to such personnel than the incentives offered to such personnel with respect to any other similar product line;

     6.12 obtain and maintain during the Term and for one year after the expiration or termination of this Agreement product liability insurance (containing either a vendor's endorsement or contractual liability coverage referencing the indemnification provisions contained in Section 6.15 hereof) on all Products with insurers reasonably satisfactory to Supplier with minimum limits of $1,000,000/$3,000,000 for bodily injury and $300,000 for property damage and immediately furnish to Supplier a certificate of insurance issued by the insurance carrier evidencing the foregoing endorsements, coverages and limits and that such insurance shall not be cancellable without at least 30 days prior written notice to Supplier;

     6.13 comply (or cause compliance) with all existing and future federal, state and other laws and regulations in the Territory applicable to the conduct of Distributor's business or the possession, use and sale to its customers of Products pursuant to this Agreement, including, without limitation, the following:

            6.13.1 give prompt written notice to Supplier if Distributor should become aware of any defect or condition (actual or alleged) which may alter the quality of the Products in any material respect or may render any of the Products in violation of any applicable law or regulation of the Territory, including, without limitation, any violation which could require any alteration of the specifications of any Product, affect the sale of any Product, cause revocation of any regulatory approval with respect to any Product or its sale hereunder, or give rise to a claim against Supplier by any person, and Distributor shall promptly notify Supplier upon becoming aware of any changes in any laws or regulations in the Territory applicable to the manufacture, sale, packaging, labelling, possession or use of the Products;

            6.13.2 keep appropriate records of all lot coded and serial numbered
                   Products sold to customers,
                      including without limitation particle testing data and sterility information;

            6.13.3 make prompt return of any and all Products affected by holds or recalls, if so requested by Supplier;

            6.13.4 not alter, remove or otherwise modify the packaging, labelling or product insert sheets furnished by Supplier for the Products; and

            6.13.5 grant to Supplier the right to audit Distributor's customer sales information to verify that Products have not been sold to any customers other than Industrial Customers;

     6.14   not repackage or relabel any Products;

     6.15 shall indemnify and hold harmless Supplier, its Affiliates and: (a) their respective directors, officers, employees, agents and counsel; and (b) the successors, assigns, heirs and personal representatives of any of the foregoing (all of the foregoing being collectively referred to in Section 13 as "Indemnified Persons") with respect to all claims, liabilities, damages, and expenses, including reasonable attorneys' fees and expenses, arising out of claims by third parties caused by any wrongful or negligent act or omission by Distributor (or its employees or other agents) in its performance of the terms of this Agreement; provided that Section 13 shall apply to any claim, arbitration proceeding or suit made or brought by any third party as to which any Indemnified Person intends to claim indemnification under this Section 6.15; and

     6.16 provide Supplier with a rolling six month forecast of Distributor's planned purchases of Products, provided that the forecast for the first four months of the forecast period shall constitute firm orders for the Products forecasted for purchase in such months.

 7.  Supplier's Duties.

     Supplier:

     7.1 shall ship all Products from sources determined by Supplier in its sole discretion on the following basis:

            7.1.1 all Products shipped to Distributor by Supplier shall be shipped F.O.B. Origin Baxter Replenishment Center, Prepaid and Add, to Distributor's facility in the Territory as designated pursuant to the relevant Purchase Order; and

           7.1.2 in cases of emergency or at Distributor's request, Products may be shipped directly to Distributor's customers ("drop shipments"), in which event such Products shall be shipped F.O.B. Destination, Prepaid and Add, with Supplier adding the actual freight charges incurred for such shipments to the relevant invoices to Distributor.

Title and risk of loss of all Products shall pass to Distributor, or, in emergency situations or at Distributor's request as indicated above, to its customers, as the case may be, upon Supplier's delivery of such Products to the carrier;

     7.2   shall adequately package and deliver the Products to the carrier;

     7.3 shall, subject to Section 2.3, promptly refer all Product inquiries from Industrial Customers in the Territory to Distributor;

     7.4 shall obtain and maintain during the Term and for one year after the expiration or termination of this Agreement product liability insurance (containing either a vendor's endorsement or contractual liability coverage referencing the indemnification provisions contained in Section 7.8 hereof) on all Products with insurers reasonably satisfactory to Distributor with minimum limits of $1,000,000/$3,000,000 for bodily injury and $300,000 for property damage and immediately furnish to Distributor a certificate of insurance issued by the insurance carrier evidencing the foregoing endorsements, coverages and limits and that such insurance shall not be cancellable without at least 30 days prior written notice to Distributor; provided, however, that Supplier may satisfy its obligations under this Section 7.4 through its self-insurance program;

     7.5   7.5.1   shall furnish Distributor, at no cost to Distributor,
reasonable quantities of the following materials that Supplier has prepared for the Products and considers appropriate for release to Distributor and its customers (as determined by Supplier in its sole discretion): sales literature, product insert sheets and customer instruction manuals for each Product or versions or summaries thereof and, upon Distributor's written request, photographs or copies thereof and camera-ready artwork included in such materials;

     7.6 shall comply (or cause compliance) with all existing and future laws and regulations in the Territory applicable to the conduct of Supplier's business or the manufacture, packaging, labelling and sale to Distributor of Products pursuant to this Agreement, including, without limitation, the following:

         7.6.1 give prompt written notice to Distributor if Supplier should become aware of any defect or condition (actual or alleged) which may alter the quality of the Products in any material respect or may render any of the Products in violation of any applicable law or regulation of the Territory, including, without limitation, any violation which could require any alteration of the specifications of any Product, affect the sale of any Product, cause revocation of any federal, state or other regulatory approval with respect to any Product or its sale hereunder or give rise to a claim against Distributor by any person; and

         7.6.2 give prompt written notice to Distributor of any and all Products affected by holds or recalls and, if Supplier requests Distributor to return any of such Products to Supplier, promptly reimburse Distributor for the price of such returned Products paid by Distributor under this Agreement and the direct cost of returning such Products to Supplier;

  7.7 warrants to Distributor that: (a) all Products sold to Distributor or its customers pursuant to this Agreement shall not be adulterated or misbranded and the packaging or labelling thereof shall not be misleading within the meaning of applicable legislation relating thereto in the Territory; (b) each of such Products shall conform to the descriptions and uses set forth in the labelling and product insert sheets for such Product approved by Supplier; and
(c) Supplier shall have good and marketable title to all such Products free and clear of all liens or encumbrances (other than any created by Distributor or its customers). The foregoing warranty shall commence on the date of delivery of each Product to Distributor or a customer, as the case may be, and expire 6 months thereafter (the "Warranty Period"), except that the Warranty Period for each Product the use of which is subject to an expiration date shall expire on the applicable expiration date. The foregoing warranty does not apply to any Product which has been modified, improved or refurbished other than by Supplier and does not cover any defect, malfunction or damage due to: (i) accident, neglect or willful mistreatment of any Product; (ii) failure to properly store or handle any Product; (iii) failure to use, operate, service or maintain any Product in accordance with Supplier's applicable operating and service manuals; or (iv) failure to use or apply proper reagents or chemicals in or to any Product. Any Product which proves not to be in conformity with the foregoing warranty during the applicable Warranty Period shall be repaired or replaced at the option and expense of Supplier. At Supplier's option, Supplier shall pay the transportation and other costs incurred by Distributor with respect to any Products returned to Supplier for repair or replacement under these warranties, or reimburse Distributor for any such costs.

         7.7.1 THE FOREGOING WARRANTY CONTAINS THE SOLE REMEDY FOR ANY DEFECT IN THE PRODUCTS. THE FOREGOING WARRANTY IS EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, WRITTEN, ORAL, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY. IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, TORT LIABILITY (INCLUDING NEGLIGENCE) OR OTHERWISE, SHALL SUPPLIER BE LIABLE TO DISTRIBUTOR FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES; and

         7.7.2 ANY LIABILITY OF SUPPLIER TO DISTRIBUTOR UNDER THE WARRANTY CONTAINED IN SECTION 7.7 SHALL BE LIMITED TO THE TOTAL PRICE PAID BY DISTRIBUTOR FOR THE PRODUCTS WHICH ARE THE SUBJECT OF SUCH LIABILITY PLUS ALL COSTS FOR TRANSPORTATION AND OTHER DIRECT EXPENSES INCURRED BY DISTRIBUTOR WITH RESPECT TO SUCH PRODUCTS.

  7.8 shall indemnify and hold harmless Distributor, its Affiliates and: (a) their respective directors, officers, employees, agents and counsel; and (b) the successors, assigns, heirs and personal representatives of any of the foregoing (all of the foregoing being collectively referred to in Section 13 as "Indemnified Persons") with respect to all claims, liabilities, damages, and expenses, including reasonable attorney's fees and expenses, arising out of claims by third parties caused by:

         7.8.1 any actual or alleged patent, copyright or trademark infringement, or violation of any other proprietary right, arising out of the purchase, sale or use of the Products pursuant to this Agreement;

         7.8.2 any actual breach of Section 7.7 (subject to the limitations in Section 7.7); and

         7.8.3 any wrongful or negligent act or omission by Supplier (or its employees or agents) in its performance of the terms of this Agreement;

provided that Section 13 shall apply to any claim, arbitration proceeding or suit made or brought by any third party as to which any Indemnified Person intends to claim indemnification under this Section 7.8; and

     7.9 represents to Distributor that: (a) for the first calendar quarter of 1995 domestic net sales of the Products to unaffiliated third parties by the Industrial Distribution Business were at least $12,000,000; and (b) for the first calendar quarter of 1995 International net sales (excluding sales in the United States and Japan) of Products to unaffiliated third parties by the Industrial Distribution Business were at least $2,000,000.

8.   Trademarks.

     8.1 Supplier acknowledges that Distributor is the owner or licensee of the trademarks and trade names connoting Distributor which Supplier may elect to use in the promotion and sale of the Products and that Supplier has no right or interest in such trademarks and trade names. Before commencing any use of the trademarks or trade names connoting Distributor in connection with any catalog, promotional, packaging, or other material, which use has not been previously approved in writing by Distributor, Supplier agrees to provide Distributor with proposed specimens of use of such trademarks or trade names and to obtain Distributor's written approval of such proposed use.

     8.2 Distributor acknowledges that Supplier is the owner or licensee of the trademarks and trade names connoting Supplier which Distributor may elect to use in the promotion and sale of the Products hereunder, and the Distributor has no right or interest in such trademarks or trade names. Before commencing any use of the trademarks or trade names connoting Supplier in connection with any catalog, promotional, packaging, or other materials, which use has not been previously approved in writing by Supplier, Distributor agrees to provide Supplier with proposed specimens of use of such trademarks or trade names and to obtain Supplier's written approval of such proposed use.

     8.3 Supplier and Distributor shall each notify the other party promptly of any and all infringements or improper use by any third party of the trademarks and trade names connoting such other party, should such Supplier or Distributor discover reasonable cause for believing that such infringement or improper use is taking place, and provide to such other party all information which Supplier or Distributor has available thereon.

Supplier and Distributor shall each have sole discretion and control with regard to any proceedings relating to infringement or improper use of its trademarks and trade names. Either party may choose to be represented by its own counsel in any such proceedings but such representation shall be at such other party's sole expense.

     8.4 Supplier and Distributor each acknowledge that the other party would not have any adequate remedy at law for the breach by the other party of any one or more of the covenants contained in this Section 8 and agrees that, in the event of such breach, the other party may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the breaching party from any further breach of any of the terms of this Section 8.

9.   Termination.

     9.1 Supplier and Distributor shall each have the right to terminate this Agreement effective upon delivery of written notice to the other party if the other party: (a) makes an assignment for the benefit of creditors, or becomes bankrupt or insolvent, or is petitioned into bankruptcy, or takes advantage of any state, federal or foreign bankruptcy or insolvency act, or if a receiver or receiver/manager is appointed for all or any substantial part of its property and business and such receiver or receiver/manager remains undischarged for a period of 30 days, or if the corporate existence of the other party is terminated by voluntary or involuntary dissolution; or (b) defaults in the performance of any of its covenants or obligations contained in this Agreement and such default is not remedied to the non-defaulting party's reasonable satisfaction within 30 days after written notice to the defaulting party of such default, or if such default is not capable of rectification within 30 days, if the defaulting party has not promptly commenced to rectify the default within such 30 day period, and thereafter proceeds diligently to rectify same. Notwithstanding the foregoing provisions of this Section 9, Supplier may suspend its performance under this Agreement if Distributor has not made any uncontested payment due under Section 6.3 within 30 days following the date on which such payment is due until such payments have been received by Supplier and any such failure to pay within such 30 day period shall be considered a default under this Agreement.

     9.2 In the event that Distributor fails to achieve the Minimum Purchase Requirements for any two successive Contract Years, Supplier shall have the option, upon written notice to Distributor, to terminate this Agreement 90 days after the end of the second such Contract Year.

     9.3 In the event that Distributor does not pay any Purchase Shortfall in accordance with Section 4.3, Supplier shall have the option to either: (a) terminate this Agreement in its entirety within 90 days after the end of the Contract Year for which such Purchase Shortfall was due; or (b) continue to perform pursuant to the terms of this Agreement provided that notwithstanding anything to the contrary contained herein, Supplier may, directly or indirectly, distribute the Products in the Territory to any Industrial Customers without limitation beginning on the day after the Purchase Shortfall is due to Supplier. Notwithstanding the foregoing, Distributor shall remain liable to Supplier for any Purchase Shortfall.

     9.4 In the event that after good faith negotiations pursuant to Section 4.2, the parties cannot agree on any Minimum Purchase Requirement for any Contract Year after the fifth Contract Year, this Agreement shall automatically terminate at the end of the fifth Contract Year.

     9.5  In the event that this Agreement is terminated pursuant to this
Section 9, Supplier and Distributor shall comply fully with this Agreement and use their best efforts to adequately service existing customers of the Products until such termination becomes effective.

10.  Procedures on Expiration or Termination.

     10.1 On the expiration or termination of this Agreement for any reason: (a) Supplier shall continue to honor Distributor's orders for Products placed up to the effective date of termination and for a period of 60 days thereafter and Distributor shall pay for such Products on the terms and conditions set forth in this Agreement; and (b) if a pro rata amount of the Minimum Purchase Requirements for the Contract Year during which such expiration or termination occurs has not been purchased at the time such expiration or termination occurs, Distributor shall pay to Supplier a pro rata amount of the Purchase Shortfall that would have been due at the end of such Contract Year pursuant to the terms of Section 4.3.

     10.2 Within 30 days after termination of this Agreement by Supplier, upon written request from Distributor, Supplier shall have the option to repurchase for cash Distributor's inventory of the Products for which Distributor has good and marketable title free of all liens and encumbrances and that are in good, resalable condition in their original packaging and are not obsolete. The purchase price of such inventory shall be equal to the purchase price thereof paid by Distributor to Supplier, less any reserves for over-stocked or slow-moving inventory maintained by Distributor in the ordinary course of business and a restocking fee equal to 10% of Distributor's purchase price thereof, provided that Supplier may deduct from any amount owed by Supplier for inventory repurchase any amount owed by Distributor to Supplier for any Volume Difference. Notwithstanding the foregoing provisions of this Section 10.2, if, on the date of expiration or termination of this Agreement, Distributor shall be in default in the performance of any of its covenants or obligations contained in this Agreement, or if this Agreement shall be terminated by Supplier in accordance with Section 9 hereof, Supplier shall have no obligation to purchase any of Distributor's inventory of Products under this Section 10.2, but Supplier shall have the option, exercisable by written request to Distributor, to repurchase such inventory on the terms and conditions specified herein.

     10.3 Notwithstanding any provision of this Agreement or any other agreement between Supplier, Distributor and/or their respective Affiliates, Supplier and its Affiliates and successors shall have the unrestricted right to sell or otherwise dispose of the Products within the Territory from and after the effective date of the expiration or termination of this Agreement.

11.  Force Majeure.

            The obligations of either party to perform under this Agreement shall be excused during each period of delay caused by matters (not including lack of funds or other financial causes) such as strikes, supplier delays, shortages of raw materials, government orders or acts of God, which are reasonably beyond the control of the party obligated to perform. Any delay occasioned thereby shall not constitute a default under this Agreement, and the obligations of the parties shall be suspended during the period of delay so occasioned.

 12. Confidentiality.

     12.1 Supplier agrees that, pursuant to this Agreement, valuable marketing information of a confidential nature pertaining to the marketplace in the Territory may be disclosed by Distributor to Supplier; that such information shall be retained by Supplier in confidence; and that Supplier shall not, either during the term of this Agreement or thereafter, publish or disclose or cause anyone else to publish or disclose any marketing information supplied to Supplier by Distributor. Notwithstanding the foregoing provisions of this
Section 12, the above restrictions on disclosure and use shall not apply to any information which Supplier can show by written evidence was known to it at the time of receipt thereof from Distributor or which may subsequently be obtained from sources other than Distributor who are not bound by a confidentiality agreement with Distributor.

     12.2 Distributor agrees that, pursuant to this Agreement, valuable marketing, sales or technical information of a confidential nature may be disclosed by Supplier to Distributor; that such information shall be retained by Distributor and its respective Affiliates in confidence; that the transmittal of such technical information by Supplier to Distributor is upon the express condition that it is to be used solely for the purpose of effectuating this Agreement; and that Distributor and its respective Affiliates shall not, either during the term of this Agreement or thereafter, publish or disclose or cause anyone else to publish or disclose any marketing or sales information supplied to Distributor by Supplier, or publish, disclose or use or cause anyone else to publish, disclose or use, any technical information supplied to Distributor by Supplier. Notwithstanding the foregoing provisions of this Section 12.2, the above restrictions on disclosure and use shall not apply to any information which Distributor can show by written evidence was known to it at the time of receipt thereof from Supplier or which may subsequently be obtained from sources other than Supplier who are not bound by a confidentiality agreement with Supplier.

     12.3 Each party acknowledges that the other party would not have any adequate remedy at law for the breach by either party of any one or more of the covenants contained in this Section 12 and agrees that, in the event of such breach, the other party may, in addition to the other remedies which may be available to it, file a suit in equity to enjoin the breaching party from any further breach of any of the terms of this Section 12.

 13. Third Party Claims.

            If any third party shall make any claim or commence any arbitration proceeding or suit against any one or more of the Indemnified Persons with respect to which an Indemnified Person intends to make any claim for indemnification against Distributor under Section 6.15 or against Supplier under
Section 7.8, such Indemnified Persons shall promptly give written notice to Distributor or Supplier, as the case may be, of such third party claim, arbitration proceeding or suit and the following provisions shall apply;

     13.1 Subject to Section 13.2, such Indemnified Persons shall have the right to conduct and control, through counsel of their choosing, the defense of any third party claim, arbitration proceeding or suit, and such Indemnified Persons may settle the same; provided that such Indemnified Persons shall give the indemnifying party advance notice of any proposed settlement. Such Indemnified Persons shall permit the indemnifying party to participate in the defense of any such action or suit through counsel chosen by it, provided that the fees and expenses of such counsel shall be borne by the indemnifying party. Any settlement with respect to a claim for money damages effected by such Indemnified Persons after the indemnifying party has notified such Indemnified Persons in writing of the indemnifying party's disapproval of such settlement, shall discharge the indemnifying party from liability with respect to the subject matter thereof under this Agreement, and no claim for indemnification therefor shall be claimed by such Indemnified Persons under Section 6.15 or Section 7.8, as the case may be.

  13.2 Notwithstanding Section 13.1, if the remedy sought in any claim, arbitration proceeding or suit referred to in this Section 13 is solely money damages, the indemnifying party shall have 15 business days after receipt of the notice referred to above in this Section 13 to notify such Indemnified Persons that it elects to conduct and control the defense of such claim, proceeding or suit. If the indemnifying party does not give the foregoing notice, such Indemnified Persons shall have the right to defend or settle such claim, proceeding or suit in the exercise of their exclusive discretion, and the indemnifying party shall, upon request from any of such Indemnified Persons, promptly pay to them in accordance with Section 6.15 or Section 7.8, as the case may be, the amount of any liabilities, damages, losses and expenses, including reasonable attorney's fees, resulting from such claim, proceeding or suit. If the indemnifying party gives the foregoing notice, the indemnifying party shall have the right to undertake, conduct and control, through counsel of its own choosing and at the sole expense of the indemnifying party, the conduct and control of the defense and any settlement of such claim, proceeding or suit, and such Indemnified Persons shall cooperate with the indemnifying party in connection therewith; provided that: (a) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any of such Indemnified Persons; (b) the indemnifying party shall permit such Indemnified Persons to participate in such defense or settlement through counsel chosen by such Indemnified Persons, but the fees and expenses of such counsel shall be borne by such Indemnified Persons except as provided in clause (c) below; and (c) the indemnifying party shall agree to reimburse promptly under Section 6.15 or Section 7.8, as the case may be, such Indemnified Persons for the full amount of any liabilities, damages, losses and expenses, including reasonable attorneys' fees, resulting from such claim, proceeding or suit, except in each case for any fees and expenses of counsel for such Indemnified Persons incurred after the assumption of the conduct and control of such claim, proceeding or suit by the indemnifying party. So long as the indemnifying party is contesting any such claim, proceeding or suit in good faith, such Indemnified Persons shall not pay or settle any such claim, proceeding or suit; provided, however, that such Indemnified Persons shall have the right to pay or settle any such claim, proceeding or suit; provided, further, that in such event such Indemnified Persons shall be deemed to have waived any right to indemnity therefor by the indemnifying party under Section 6.15 or
Section 7.8, as the case may be.

14.  Miscellaneous Provisions.

     14.1 All notices and other communications required under this Agreement shall be in writing and shall be deemed to have been given if delivered by hand, or sent by courier or facsimile transmission (provided that in the case of facsimile transmission, a confirmation copy of the notice shall be delivered by hand or sent by courier within 2 days of transmission), addressed:

     if to Supplier to:

            Baxter Healthcare Corporation
            One Baxter Parkway
            Deerfield, Illinois 60015
            Attention:  General Counsel
            (facsimile number:  (708) 689-4266)

     with copies to:

            William L. Feather, Esq.
            Assistant General Counsel
            MPN-02
            U.S. Healthcare/Law
            Baxter Healthcare Corporation
            1450 Waukegan Road
            McGaw Park, Illinois  60085
            (facsimile number:  (708) 689-6452)

     and

            Sidley & Austin
            One First National Plaza
            Chicago, Illinois  60603
            Attention:  John M. O'Hare
            (facsimile number: (312) 853-7036)

     if to Distributor to:

            VWR Corporation
            1310 Goshen Parkway
            West Chester, Pennsylvania  19380
            Attention:  President
            (facsimile number:  (610) 436-1760)

     with a copy to:

         Drinker Biddle & Reath
         1000 Westlakes, Suite 300
         Berwyn, Pennsylvania  19312-2409
         Attn:  Thomas E. Wood
         (facsimile number:  (610) 993-8585)

until notice of a change is given as provided in this Section 14.1. All notices given in accordance with this Section 14.1 shall be effective, if delivered by hand or by courier, at the time of delivery, and, if communicated by facsimile transmission, at the time of transmission.

  14.2 This Agreement is the entire agreement between the parties hereto with respect to the subject matter hereof, there being no prior written or oral promises or representations not incorporated herein or therein.

  14.3 This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Illinois and the federal laws of the United States of America applicable therein. Any lawsuit arising from or related to this Agreement shall be brought before the United States District Court for the Northern District of Illinois or the Eastern District of Pennsylvania or an Illinois state court sitting in Lake County, Illinois, or any Commonwealth Court sitting in Chester County, Pennsylvania. The parties hereby consent to the jurisdiction of such courts.

  14.4 No amendment or modification of the terms of this Agreement shall be binding on either party unless reduced to writing and signed by an authorized officer of the party to be bound. The waiver by either party of any particular default by the other party shall not affect or impair the rights of the party so waiving with respect to any subsequent default of the same or a different kind; nor shall any delay or omission by either party to exercise any right arising from any default by the other affect or impair any rights which the non-defaulting party may have with respect to the same or any future default.

  14.5 Each party represents and warrants that the terms of this Agreement do not violate any existing obligations or contracts of, or any law, rule, regulation, judgment or order binding on, such party. Each party shall indemnify and hold harmless the other party from and against any and all liabilities, damages, losses and expenses (including reasonable attorney's fees) resulting from any third party claim, arbitration proceeding or suit which is hereafter made or brought against the other party and which alleges any such violation, all as provided in Section 13 herein with respect to the indemnification provided in Section 6.15 and Section 7.8.

     14.6 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without affecting, impairing or invalidating the remaining provisions or the enforceability of this Agreement.

     14.7 By virtue of this Agreement, neither party constitutes the other as its agent, partner, joint venturer, or legal representative and neither party has express or implied authority to bind the other in any manner whatsoever.

15.  Assignment.

     15.1 This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that neither party shall have the right to transfer or assign its interest in this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.

     15.2 Notwithstanding the foregoing provisions of this Section 15, Supplier may assign its rights and obligations under this Agreement to any corporation or other entity that shall acquire all or substantially all of Supplier's business and assets and who shall assume in writing all of Supplier's obligations hereunder and deliver a signed copy of such assumption instrument to Distributor; provided, further, that upon Distributor's receipt of such assumption instrument, Supplier shall be fully released and discharged from its obligations under this Agreement.

     15.3 Notwithstanding the foregoing provisions of this Section 15, to the extent that any corporation or other entity shall acquire all or substantially all of Supplier's business and assets relating to any of the Products, Supplier may assign a corresponding portion of its rights hereunder to such corporation or entity, provided that any such corporation or entity shall assume in writing all of Supplier's obligations hereunder which correspond to the portion of rights assigned, and shall deliver a signed copy of such assumption instrument to Distributor; provided further that upon Distributor's receipt of such assumption instrument, Supplier shall be fully released and discharged from all of the obligations under this Agreement that are assumed by such a corporation or entity. Notwithstanding anything to the contrary set forth in this Section 15.3, if any such assignee of Supplier does not, in any material respect, produce Products of the same quality as produced by Supplier, Distributor shall have the right, upon 60 days prior notice, to unilaterally terminate its obligations under Section 4 of this Agreement.

16.  Counterparts.

         For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

                                  * * * * * *

          IN WITNESS WHEREOF, the parties have by their duly authorized officers executed this Agreement as of the date first above written.

SUPPLIER:                              DISTRIBUTOR:
--------                               -----------

BAXTER HEALTHCARE CORPORATION          VWR CORPORATION



By:/s/ David N. Jonas                  By:/s/ Jerrold B. Harris
   --------------------------            ----------------------------
   Name:  David N. Jonas                  Name:  Jerrold B. Harris
   Title: Vice President                  Title: President and Chief
          Strategic Initiatives                  Executive Officer